Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos.  333-167506, 333-174344, 333-216375, and 333-225039 on Form S-8, Registration Statement No. 333-215401 on Form S-3, and Post-Effective Amendment No. 1 to Registration Statement No. 333-214488 on Form S-8 to Form S-4 of our reports dated February 22, 2019, relating to the consolidated financial statements of Cboe Global Markets, Inc., and the effectiveness of Cboe Global Markets, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Cboe Global Markets, Inc. for the year ended December 31, 2018.

/S/ DELOITTE & TOUCHE LLP
Chicago, Illinois
February 22, 2019